Exhibit 10.12

Employment Agreement

of

Kip L. Wadsworth

This Employment Agreement is entered into by Kip L. Wadsworth (referred to herein as "you") and Ralph L. Wadsworth Construction Company, LLC a Utah limited liability company into which Ralph L. Wadsworth Construction Company, Inc. converted immediately prior to the date hereof (the "Company") and is effective on this 3rd day of December, 2009 (the "Effective Date.")  This Employment Agreement is being entered into in connection with the closing of the purchase by Sterling Construction Company, Inc. ("SCC") of an 80% membership interest in the Company (the "Acquisition") pursuant to a purchase agreement of even date herewith (the "Purchase Agreement.")  It provides for your employment by the Company on the following terms and conditions:

1.	Term. This Employment Agreement will remain in effect unless terminated earlier as provided below until 5:00 p.m. Mountain Time on December 31, 2012.

2.
Annualized Salary. The Company will pay you an annualized salary of $244,000, which will be paid to you in installments at the same time and for the same period as other employees of the Company are paid.

3.	Bonus. You will receive a bonus as follows:

1.1
A cash bonus in an amount equal to 80% of your Annualized Salary in each year in which the Company achieves 75% of its mutually agreed upon forecasted EBITDA (as that term is defined in Appendix A of the Purchase Agreement.)

(a)
The cash bonus payable pursuant to Section 3.1, above, shall be increased by an amount in cash equal to 10% of your Annualized Salary in each year in which the Company achieves 100% of its mutually agreed upon forecasted EBITDA.

1.2	A restricted stock bonus equal to 10% of your Annualized Salary in each year in which the Company achieves 100% of its mutually agreed upon forecasted EBITDA.

1.3
A cash bonus to be divided among you and the other Sellers (as that term is defined in the Purchase Agreement) pursuant to each of their percentage ownership of the Company immediately prior to the Acquisition in an amount equal to —

(a)	8% of the amount by which Company's EBITDA in a given year exceeds the Company's mutually agreed upon forecasted EBITDA for such year by up to $5 million; plus

(b)	5% of the amount by which Company's EBITDA in a given year exceeds the Company's mutually agreed upon forecasted EBITDA for such year by more than $5 million.

1.4
Although a description of the bonus in Section 3.3, above, is included in the employment agreement of each of the Sellers, only one such bonus shall be paid in the aggregate, to be divided by the Sellers in the manner indicated.

4.	Title, Responsibilities & Reporting.

1.5
You will be elected President of the Company and will carry out the customary duties and responsibilities of that position and will perform services of an executive nature that are generally consistent with the services that you performed for the Company prior to the Acquisition.

1.6	In carrying out your responsibilities, you will report to the President of SCC.

1.7	While you are an employee of the Company, you shall have the right to control the hiring and retention of RLW employees other than its executive management employees.

5.
Benefits.  The Company will provide to you substantially the same benefits that you were entitled to immediately prior to the Acquisition, except that with respect to vacation, you will be eligible to take so many days vacation per year as you believe is appropriate in light of the needs of the Company's business.  The Company will also provide you with a car allowance of $1,100 per month.

6.	Business Expenses. The Company will reimburse to you in accordance with its expense reimbursement policy the reasonable business expenses that you incur in the performance of your responsibilities.

7.
Confidential Information.  You understand and agree that while you are an employee of the Company and/or one of the Company's affiliates and for a period of 4 years after your employment terminates for any reason —

1.8
You are required to hold the confidential and proprietary information of the Company and its affiliates (the "Confidential Information") in confidence and not to disclose it to anyone outside of the Company and its affiliates except in the good faith performance of your job responsibilities;

1.9	You may only use Confidential Information for the benefit of the Company and its affiliates and not for the benefit of any other company or person.

1.10
For purposes of this Employment Agreement, Confidential Information does not include, and the obligations herein do not apply to, information that is now or subsequently becomes generally available to the public other than through a breach by you of this Section 7, and, after your employment terminates for any reason, the obligations herein will also not apply to information that you rightfully obtain from a third party that is not an affiliate of the Company and that has the right, without obligation to the Company, to transfer or disclose such information to you.

1.11
Notwithstanding any provision in this Employment Agreement to the contrary, you may disclose Confidential Information (a) if required to do so by any request or order of any government authority, provided that you first notify the Company of such requirement; (b) if otherwise required to do so by law; or (c) if necessary to establish your rights under this Employment Agreement.

8.	Termination of Employment.

1.12	Termination Because of your Death. If you should die during the term of this Employment Agreement, the Company will pay to your estate in a single lump sum within 74 days of the date of your death —

(a)	Your accrued but unpaid salary through the date of your death;

(b)	Any unpaid bonus for the calendar year immediately preceding the year in which your death occurs; and

(c)
A portion of any bonus for the year in which your death occurs to which you are entitled, such portion to be based on (a) the number of days that have elapsed between the first day of the calendar year in which your death occurs and the date of your death; and (b) the extent to which, if at all, any personal goals on which your bonus is based have been achieved in that year.

1.13
Termination Because of your Disability.  If you become Permanently Disabled during the term of this Employment Agreement, the Company may terminate your employment effective upon giving you written notice of termination.  You will be deemed to be Permanently Disabled if for physical or mental reasons you are unable to perform your duties and responsibilities under this Employment Agreement for 60 consecutive days, or for a total of 90 days during any twelve-month period, and such physical or mental reasons are confirmed in writing by a licensed physician reasonably acceptable to the Company.  In that event, the Company will pay you or your personal representative, as the case may be, in a single lump sum within 74 days of the date of termination —

(a)	Your accrued but unpaid salary through the date of the termination of your employment;

(b)	Any unpaid bonus for the calendar year immediately preceding the year in which you become permanently disabled; and

(c)
A portion of any bonus for the year in which you are determined to be Permanently Disabled, such portion to be based on (a) the number of days elapsed between the first day of the calendar year in which you become permanently disabled and the date your employment terminates; and (b) the extent to which, if at all, any personal goals on which your bonus is based have been achieved in that year.

1.14
Termination For Cause.  The Company may terminate your employment for "Cause" (as defined below) effective upon giving you written notice of termination.  In that event, the Company will pay you your accrued but unpaid salary through the date of the termination of your employment in a single lump sum within 74 days of the date of termination.  The Company will not pay you any bonus for the year in which your employment is terminated that you might otherwise have earned had your employment not been terminated for Cause.

1.15	Definition of Cause. "Cause" means any one or more of the following —

(a)	Your gross neglect of your duties, gross negligence in the performance of your duties, or your refusal to perform your duties.

(b)
Your unsatisfactory performance of your duties that is not cured within 30 working days after you receive written notice identifying the reasons why your performance is considered unsatisfactory and what you can do to cure the unsatisfactory performance.

(c)	Any act of theft or other dishonesty by you, including, but not limited to any intentional misapplication of the Company's or its affiliates' funds or other property.

(d)
Your conviction of any criminal activity not described above, or your participation in an activity involving moral turpitude that is or could reasonably be expected to be injurious to the business or reputation of the Company.

(e)	Your immoderate use of alcohol and/or the use of non-prescribed narcotics that adversely and materially affects the performance of your duties and responsibilities.

1.16
Termination Without Cause.  Your employment shall be deemed to have been terminated by the Company Without Cause unless termination is (a) by reason of your death or your becoming Permanently Disabled; (b) for Cause; or (c) because of your Voluntary Resignation.  The Company may terminate your employment without Cause effective upon giving you written notice of termination.  In that event, the Company will pay you in a single lump sum within 74 days of the date of termination —

(a)
The greater of your accrued but unpaid salary through the date of the termination of your employment or any unpaid salary as if it had been earned through 5:00 p.m. Mountain Time on the third anniversary of the Effective Date;

(b)	Any unpaid bonus for the calendar year immediately preceding the year in which you are terminated;

(c)
Any bonus to which you are entitled for the year in which you are terminated regardless of the number of days elapsed between the first day of the calendar year and the date your employment terminates.  The bonus will be the amount you would have earned had your employment not been terminated.

(d)
During the twelve-month period following the termination of your employment, the Company will continue to cover you under the medical and dental plans sponsored by the Company for its employees with the same coverage you had immediately prior to the termination of your employment, provided that you remit to the Company on a timely basis an amount equal to the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and the Company will reimburse you for any medical premium expenses incurred by you hereunder within 30 days after the date of your payment thereof.  To the extent that any medical or dental expense or in-kind benefits provided for under this Section 8.5 are taxable to you in a given year, any such expense will be reimbursed to you by the Company within 30 days of such expense being incurred by you, and any expenses reimbursed or in-kind benefits provided hereunder will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year.

(e)	The Company will permit you to purchase any insurance maintained by the Company for its own benefit on your life at its then cash surrender value.

1.17	Voluntary Resignation by You.

(a)
You may resign your employment (a "Voluntary Resignation") by giving the Company and SCC 180 days' prior written notice of your resignation.  In that event, the Company will not pay you any bonus that had not already been paid to you before the date of your notice of resignation.

(b)
Notwithstanding the foregoing, the Company may deem your notice of resignation as a resignation by you effective upon the giving of the notice of your employment and any and all directorships and offices then held by you in the Company and its affiliates, in which case the Company shall pay you your base salary then in effect for the one-hundred-eighty-day period in a single lump sum within 74 days of the date of your notice of resignation.

1.18	Termination by You for Good Reason.

(a)
You may terminate your employment for Good Reason if (a) the Company commits a Breach (as defined below) of this Employment Agreement; (b) you give the Company detailed written notice of the Breach within 30 days after the occurrence of the Breach; and (c) the Company fails to cure the Breach within 30 days after the receipt of the notice, or if the nature of the Breach is such that it cannot practicably be cured in 30 days, if the Company fails to diligently and in good faith commence a cure of the Breach within the thirty-day period and completes the same within 60 days after the occurrence of the Breach.

(b)
In the event that you terminate your employment for Good Reason, the termination shall be deemed for purposes of this Employment Agreement to be a termination by the Company Without Cause.  As a result, you will be entitled to the payments and other benefits described in Section 8.5, above.  You will also be entitled to sell your membership interest in the Company to SCC according to the terms and conditions set forth in the Operating Agreement of the Company.

(c)
A "Breach" means a material breach by the Company of any one or more of the material terms or conditions of this Employment Agreement, and will include but not be limited to the Company taking any one or more of the following actions:

(i)	Moving your place of employment (except for travel on Company or SCC business) to a location outside the Salt Lake City, Utah area.

(ii)	Materially diminishing your duties and/or responsibilities.

(iii)	Materially diminishing the kind or level of the benefits you are entitled to under this Employment Agreement.

(iv)
Failure to timely pay the 20% annual distributions of net income and/or Put/Call payments as set forth in the Operating Agreement of the Company, if such failure is not cured within 30 days following written notice of such failure.

9.	Non-Competition/Non-Solicitation.

1.19	During the period specified, below, you shall not directly or indirectly —

(a)
Render services or advice (whether for compensation or without compensation) to any person, entity or organization with respect to any business (whether in existence or under development) that is engaged in the heavy construction business or in any other business in which the Company or SCC engages (the "Business") while you are an employee of the Company or one of its affiliates (the "Non-Compete Obligation"); or

(b)
Solicit or induce or entice any employees of the Company or of any of its affiliates to terminate their employment with, or otherwise cease their relationships with, the Company or any of its affiliates.  Notwithstanding the foregoing, after your employment terminates for any reason, the placement of general advertisements which may be targeted to a particular geographic or technical area, but which are not targeted directly or indirectly towards the Company's, its affiliates' employees will not be deemed to be a violation of this Section (b) so long as you do not guide or direct the attention of any employee or consultant of SCC, the Company or their affiliates to any such general advertisement.

9.1	Exceptions and Limitations.

(a)	The ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall not by itself deem the owner thereof to be engaged in such corporation's business.

(b)
The Non-Compete Obligation shall not be construed to prevent the Seller from engaging in the commercial and/or residential real estate development business or in aesthetic enhancement construction and provided, further, that nothing in this Agreement shall prevent the Seller from performing civil construction in connection with his own commercial and real estate development.

(c)
The Non-Compete Obligation shall not be construed to prevent the Seller from providing bonding and other financial support for Cal Wadsworth Construction or its affiliates, provided, however, that in the states of Utah and Idaho, the Seller shall not provide bonding for any Cal Wadsworth Construction civil construction project that competes with RLW unless RLW chooses not to bid on such project.

1.20
The non-competition obligations specified above (a) shall be applicable while you are an employee of the Company or of any of its affiliates and for a period of one year after all such employment terminates for any reason, but in any event for a period of 4 years after the Effective Date; and (b) shall apply in any state in which the Business was carried on while you were an employee of the Company or of any of its affiliates.

1.21
The restrictions set forth above are considered by you and the Company to be reasonable for the purposes of protecting the Business.  However, if any of the restrictions is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities and/or geographic area as to which it may be enforceable.

10.
Indemnification.  You will be indemnified by the Company and/or SCC with respect to claims made against you as a director, officer and/or employee of the Company and of any affiliate of the Company to the fullest extent permitted by the Company’s charter and operating agreement; by SCC's charter and bylaws and by the laws of the states of Utah and Delaware, respectively.  SCC shall maintain insurance coverage for the foregoing indemnification obligation in the same amount as SCC's directors maintain for themselves, but in any event at least $5 million of coverage.

11.	Other Terms

1.22	Affiliates. The affiliates of the Company are SCC and any entities controlled by the Company or by SCC.

1.23
Construction.  The words "will" and "shall" mean "is obligated to." and the word "may" means "is permitted to".  The section headings contained in this Employment Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Employment Agreement.

1.24	Amendments. No amendment of any provision of this Employment Agreement shall be valid unless it shall be in writing and signed by you and the Company.

1.25
Authorship.  You and the Company agree that we have participated jointly in the negotiation and drafting of this Employment Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Employment Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring you or the Company by virtue of the authorship of any of the provisions of this Employment Agreement.

1.26
Governing Law.  This Employment Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

12.	Compliance with Section 409A of the Code.

1.27
To the extent that any payment to you under this Employment Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code") this Employment Agreement will be operated in compliance with the applicable requirements of Section 409A of the Code ("Section 409A") and its corresponding regulations and related guidance with respect to the payment in question.  Notwithstanding anything in this Employment Agreement to the contrary, any payment under this Employment Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A.  To the extent that any provision of this Employment Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of this Employment Agreement to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law, and the Company may modify this Employment Agreement in such a manner as to comply with such requirements without your consent.

1.28
If you are a key employee (as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof)) except to the extent permitted under Section 409A, no benefit or payment that is subject to Section 409A (after taking into account all applicable exceptions to Section 409A, including but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service) will be made under this Employment Agreement on account of your separation from service (as defined in Section 409A) with the Company until the later of —

(a)	The date prescribed for payment in this Employment Agreement; and

(b)	The first day of the seventh calendar month that begins after the date of your separation from service (or, if earlier, the date of your death.)

1.29
All payments that were delayed by reason of the application of the date prescribed by Section 12.2(b), above (the "Section 12.2(b) Date") will be aggregated and paid to you on the Section 12.2(b) Date in a lump sum together with interest computed from the date each such payment would have first been paid to you absent the application of the Section 12.2(b) Date until paid at the rate of the prime rate of SCC's lending bank plus three percentage points.  After the Section 12.2(b) Date, the Company will pay any other amounts provided for herein to the extent and in the manner provided in this Employment Agreement.

13.
Notices:  All notices required or permitted under this Employment Agreement shall be in writing and shall be deemed given by a party when hand delivered to the other party against a receipt therefor or when deposited with a delivery service that provides next-business-day delivery and proof of delivery, in either case addressed to the other party as follows:

If to the Company at: Sterling Construction Company, Inc. 20810 Fernbush Lane Houston, Texas 77073 Attention: Board of Directors	With a copy to: Roger M. Barzun 60 Hubbard Street Concord, Mass. 01742
If to you, at your most recent home address as shown in the Company's employment records, or to such other persons or addresses as may be designated in writing by the party to receive the notice.	With a copy to: R. Gary Winger, Esq. Kirton & McConkie 1800 Eagle Gate Tower 60 East South Temple Salt Lake City, Utah 84111
14.
Execution and Delivery.  This Employment Agreement and any amendment of this Employment Agreement may be executed in any number of counterparts, each of which counterparts shall be enforceable against the party executing such counterpart, and all of which together shall constitute but one and the same instrument.  This Employment Agreement when signed by a party may be delivered by telecopier or other facsimile transmission or via e-mail in portable document format as if such party had executed and delivered an original manually signed counterpart.

[The following page is the signature page of this Employment Agreement]

You and the Company have signed this Employment Agreement as of the Effective Date intending to be legally bound by its terms and conditions.

Ralph L. Wadsworth Construction Company, LLC By Sterling Construction Company, Inc. its sole Manager By: /s/ Joseph P. Harper, Sr. Name: Joseph P. Harper, Sr. Title President	/s/ Kip L. Wadsworth Kip L. Wadsworth